GAMING VETERAN ATUL BALI APPOINTED PRESIDENT OF GAMES AT REALNETWORKS

SEATTLE, April 8, 2014 – RealNetworks, Inc. (NASDAQ: RNWK) today announced that Atul Bali has been appointed President of RealNetworks’ games division. An industry veteran with more than 20 years of global experience, Bali will oversee RealNetworks’ games portfolio, which includes the Slingo® brand, and the GameHouse and Zylom game distribution networks. Bali starts at RealNetworks later this month. He and his family will relocate from the Las Vegas area to RealNetworks’ headquarters in Seattle.

“We are delighted to have Atul join Real and lead our games business into the future,” said Rob Glaser, chairman and interim CEO of RealNetworks. “Atul is a widely respected leader in the land-based and digital gaming spaces with deep expertise, strong relationships, proven leadership skills, and a passion for games. He is precisely the right person to lead the reinvention of our games business.”

“It’s truly an honor to join RealNetworks,” said Bali. “Under Rob’s guidance, Real has a long history of innovation and leadership in the gaming industry. This year, Real will debut its next generation Slingo game, the first since Real acquired Slingo one year ago. So it’s an exciting time to join this dynamic team.”

Bali previously served as President and CEO of Aristocrat Technologies, Inc., the Americas subsidiary of Aristocrat Leisure, Ltd., a global provider of land-based and online gaming solutions. During Atul’s tenure, Aristocrat’s Americas business grew significantly in revenue, profitability and market share in each of its games and systems verticals. Prior to Aristocrat, Bali was CEO of XEN Group (now Disruptive Tech Ltd.). Before that role, he spent 13 years in executive leadership at GTECH, the world’s leading provider of lottery management and gaming solutions. Bali ultimately served as President and CEO of GTECH G2 – the company’s iGaming and server-based gaming division.

Separately, RealNetworks also announced today that Scott Uomoto, Senior Vice President of the RealPlayer Group, will be leaving Real at the end of June to relocate to California. “I want to thank Scott for his many contributions to Real over the past 13 years,” continued Glaser. “In particular, Scott and his team have done a great job building and launching RealPlayer Cloud, our next generation video service. After just 6 months, there are already over 1 million active RealPlayer Cloud accounts, and on average people are using more than 2.5 devices per account.”

Said Uomoto, “I’ve loved my time at Real and I’m incredibly proud of what our team has done, especially our reinvention over the past 18 months of the RealPlayer. While there’s much more to do, I’m very confident that our excellent team will do a great job driving the RealPlayer Cloud product and business forward.”

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About RealNetworks, Inc.
RealNetworks creates innovative products and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type, and social network. Find RealNetworks corporate information at www.realnetworks.com.

RealNetworks’ games division develops and distributes games that people love to play and share – all across the widest mix of channels including social, smartphone, tablets, and download.

RealNetworks and its respective logos are trademarks, registered trademarks, or service marks of RealNetworks. Other products and company names mentioned are the trademarks of their respective owners.

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